Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283040

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated November 12, 2024)

THUNDER POWER HOLDINGS, INC.

Up to 17,616,408 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-283040), with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2024 (the “December 3 8-K”). Accordingly, we have attached the December 3 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIEV.” On December 5, 2024, the closing price of our Common Stock was $0.30.

Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” section of the Prospectus.

The date of this prospectus supplement is December 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2024

Thunder Power Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41424	87-4620515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

221 W 9th St #848

Wilmington, Delaware 19801

(Address of principal executive offices, including zip code)

(909) 214-2482

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIEV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignation:

Effective November 26, 2024, Mr. Thomas Hollihan resigned from his position as Independent Director of Thunder Power Holdings, Inc. (the “Company”). Mr. Hollihan’s resignation is not related to any disagreement with the management or directors of the Company on any matter relating to the Company’s operations, policies, or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thunder Power Holdings, Inc.

Dated: December 3, 2024	By:	/s/ Pok Man Ho
	Name:	Pok Man Ho
	Title:	Interim Chief Financial Officer

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